Exhibit 10.28
SECOND AMENDMENT TO FACTORING AGREEMENT

THIS  AMENDMENT  TO  FACTORING  AGREEMENT  is  effective  as  of 2-1-2013 and between CLR ROASTERS LLC, a Florida limited liability company (“Client”), and CRESTMARK BANK, a Michigan banking corporation (“Crestmark”).

WITNESSETH

WHEREAS, Client and  Crestmark entered into  a Factoring Agreement dated February 12, 2010 and Amendment dated April, 6, 2011 (the “Agreement"); and

WHEREAS, Client and Crestmark desire to amend the terms of the Agreement as provided herein.

NOW THEREFORE, it is hereby agreed as follows:

1.	The terms of the Agreement are hereby amended as follows:

a.	Paragraph 5(e) is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(e)  Interest upon the daily net balance of any moneys remitted, paid, advanced or otherwise charged to us or for our account before the payment date (including any advance made pursuant to subparagraph 5(d) above), and interest applicable to the charges or to the expenses referred to in this Agreement, shall be charged to our reserve account as of the last day of each month at a rate the greater of five and one-quarter percent (5.25%) per annum or: (i) As to average daily advances against the purchase price of Receivables purchased by you, that do not exceed the amount eighty-five percent (85%) specified in paragraph 5 (d) above, interest shall be charged at two and one-half percent (2.50%) above the rate of interest designated by The Wall Street Journal as the “Prime Rate” or “Base Rate,” as the case may be; (ii)  As to average daily advances against the purchase price of Receivables purchased by you that exceed the amount eighty-five percent (85%) specified in paragraph 5 (d) above, interest shall be charged at five and one- quarter percent (5.25%) per annum above the rate of interest designated by The Wall Street Journal as the “Prime Rate” or “Base Rate”, as the case may be. If, during any month, our reserve account or credit balance, subject to the terms and conditions of this Agreement, shall be in a net credit balance (i.e., the reserve or credit balance exceeds outstanding Receivables), then you agree to credit our reserve account as of the last day of each month with interest at a rate equal to five percent (5.00%) below the rate of interest designated by The Wall Street Journal as the “Prime Rate” or “Base Rate,” as the case may be, but in any event, not greater than two percent (2.00%) annually.  All such interest shall be computed for the actual number of days elapsed on the basis of year consisting of 360 days. Any adjustment in your interest rate, whether downward or upward, will become effective on the first day of the month following the month in which the prime rate of interest is reduced or increased.  HOWEVER, in no event shall the rate of interest agreed to or charged to us hereunder exceed the maximum rate of interest permitted to be agreed to or charged to us under applicable law. IT IS THE INTENTION OF THE PARTIES HERETO NOT TO MAKE ANY AGREEMENT VIOLATIVE OF THE LAWS OF THE STATE OF FLORIDA OR THE UNITED STATES RELATING TO USURY.  IN NO EVENT, THEREFORE, SHALL ANY INTEREST DUE HEREUNDER BE AT A RATE IN EXCESS OF THE HIGHEST LAWFUL RATE, i.e., IN NO EVENT SHALL YOU CHARGE OR SHALL WE BE REQUIRED TO PAY ANY INTEREST THAT, TOGETHER WITH ANY OTHER CHARGES HEREUNDER THAT MAY BE DEEMED TO BE IN THE NATURE OF INTEREST, HOWEVER COMPUTED, EXCEEDS THE MAXIMUM LAWFUL RATE OF INTEREST ALLOWABLE UNDER THE LAWS OF THE STATE OF FLORIDA AND/OR OF THE UNITED STATES.  SHOULD ANY PROVISION OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN US BE CONSTRUED TO REQUIRE THE PAYMENT OF INTEREST THAT EXCEEDS SUCH MAXIMUM LAWFUL RATE, ANY SUCH EXCESS SHALL BE AND IS EXPRESSLY HEREBY WAIVED BY YOU. SHOULD ANY EXCESS INTEREST IN FACT BE PAID, SUCH EXCESS SHALL BE DEEMED TO BE A PAYMENT OF THE PRINCIPAL AMOUNT OF OUTSTANDING INDEBTEDNESS OWING BY US TO YOU AND SHALL BE APPLIED TO SUCH PRINCIPAL.”

b.	Paragraph 6(a) is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(a) For your services hereunder, we shall pay and you shall be entitled to receive a factoring commission equal to one percent (1.00%) of the gross Invoice Amount of each Receivable for annual sales volume up to Ten Million Dollars ($10,000,000); a factoring commission equal to seven eighths of one percent (0.875%) of the gross Invoice Amount of each Receivable for annual sales volume over Ten Million Dollars ($10,000,000), which commission shall be due and payable to you on the date such Receivable arises, even if we should fail to assign any such Receivable to you. Factoring commissions shall be chargeable to our account with you. You shall be entitled to receive a surcharge equal to at least one percent (1.00%) of the gross Invoice Amount of all Receivables arising out of our sales to Debtors-In-Possession or special account relationships. The minimum factoring commission on each invoice or credit memo shall be Five dollars ($5.00).”

c.	Paragraph 6(c) is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(c) The minimum aggregate factoring commissions payable under this Agreement for each contract year (which shall mean each consecutive twelve (12) month period commencing upon the date of this Agreement) hereof shall be Ninety Thousand Dollars ($90,000), which shall be payable at the rate of Seven Thousand Five  Hundred Dollars ($7,500)  per  month.   To the extent  of  any deficiency (after giving effect to commissions payable under the foregoing subparagraphs), the difference between the minimum and the amount already charged shall be chargeable to our account with you.”

d.	The first sentence in Paragraph 10 is hereby deleted in its entirety and the following is inserted in lieu thereof:

“This Agreement shall continue in full force and effect until February 1, 2016 and shall be deemed renewed from year to year thereafter unless we give you notice in writing, by registered or certified mail, not less than thirty (30) and not more than sixty (60) days prior to the expiration of the original term of this Agreement (or any renewal term thereof) of our intention to terminate this Agreement as of the end of such term.”

2.	All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

3.	Except as above amended, the Agreement remains in full force and effect and binding upon the Client without any defenses, setoffs or counterclaims of any kind whatsoever.

WITNESSES: /s/ X Witness: /s/ X Witness: /s/ X Witness: /s/ X Witness:
CLR ROASTERS LLC
a Florida limited liability company

 By:  /s/ David Briskie
By: David Briskie, CFO
AL International Inc. f/k/a Javalution Coffee Company, 100% owner of CLR Roaster LLC

By:  /s/ David Briskie
David Briskie
Its:   Managing Member/CFO

CRESTMARK BANK
a Michigan banking corporation

By: Its:

The undersigned, being the guarantors of the obligations of Client to Crestmark under the term of that Guarantee dated February 12, 2010 (the “Guarantee”), hereby consent to the above Amendment to Factoring Agreement and reaffirm the Guarantee and confirm that the Guarantee is in full force and effect and binding upon the undersigned without any defenses, setoffs or counterclaims of any kind whatsoever.

_______________
~~David Briskie~~

_________________
~~Scott Pumper~~

AL INTERNATIONAL INC. f/k/a JAVALUTION COFFEE COMPANY

/s/ Dave Briskie
By:  Dave Briskie
Its: CFO